EXHIBIT 5.1
[O’Melveny & Myers LLP Letterhead]
November 2, 2007
Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
     Re: Registration of Securities of Yahoo! Inc.
Ladies and Gentlemen:
In connection with the registration of up to an additional 2,043,170 shares of Common Stock of Yahoo! Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), and additional preferred stock purchase rights pursuant to the Amended and Restated Rights Agreement, dated as of April 1, 2005, between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to the Zimbra, Inc. 2004 Stock Plan and the Zimbra, Inc. 2007 Restricted Stock Unit Plan (the “Zimbra Plans”), you have requested our opinion set forth below.
In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.
On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
(1)	the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization, the provisions of the applicable Zimbra Plan, and relevant agreements duly authorized by and in accordance with the terms of the applicable Zimbra Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable Zimbra Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and

(3)	when issued in accordance with such authorization, the provisions of the applicable Zimbra Plan, and relevant agreements duly authorized by and in accordance with the terms of the applicable Zimbra Plan, the Rights that accompany such shares of Common Stock will be validly issued.
We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP